Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald Chief
Financial Officer
(740) 753-1951

Investor Relations:	Integrated Corporate Relations, Inc.
Brendon Frey/Chad Jacobs
(203) 682-8200
ROCKY BRANDS, INC. ANNOUNCES FOURTH QUARTER AND 2006 FULL YEAR RESULTS
NELSONVILLE, Ohio, March 7, 2007 — Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2006.
For the fourth quarter of 2006, net sales were $70.6 million versus net sales of $74.9 million in the fourth quarter of 2005. It is important to note that the fourth quarter of 2005 included $8.7 million of footwear sales to the military compared to zero footwear sales to the military in the fourth quarter of 2006. For the fourth quarter, the Company reported a net loss of $0.1 million, or ($0.01) per diluted share, versus net income of $2.6 million, or $0.46 per diluted share, for the fourth quarter of 2005.
For the full year 2006, the Company reported net sales of $263.5 million versus net sales of $296.0 million in 2005. It is important to note that 2005 included $27.7 million of footwear sales to the military compared to $1.1 million in 2006. Net income for the full year 2006 was $4.8 million, or $0.86 per diluted share, versus net income of $13.0 million, or $2.33 per diluted share in 2005.
Rocky Brands also announced that it recently conducted its annual evaluation of the intangible assets on its balance sheet. Based on the results, the Company recorded a non-cash impairment charge in the fourth quarter of $0.5 million after-tax or $0.09 per diluted share reflecting the write-down of intangible assets related to the Gates trademark.
Mike Brooks, Chairman and Chief Executive Officer, commented, “Our revenues came in slightly below our forecast primarily due to continued weakness in our women’s western footwear category during the fourth quarter. Additionally, our earnings were negatively impacted by higher than anticipated selling, general, and administrative costs and an increase in our interest expense. That said, in the fourth quarter we did witness sales increases in our outdoor footwear and apparel on a year-over-year basis for the first time in 2006 as well as increased sales in our retail business. We continue to be optimistic about the long-term prospects for our established brands while at the same time we are encouraged about the initial product launches for our two newest brands, Zumfoot and Michelin.”
Fourth Quarter Results
Net sales for the fourth quarter of 2006 were $70.6 million compared to $74.9 million a year ago. The decrease in sales was attributable to a decline in footwear sales to the military, which were zero in the fourth quarter of 2006 compared to $8.7 million in the fourth quarter of 2005.
Gross profit in the fourth quarter of 2006 was $28.2 million, or 40.0% of sales, compared to gross profit of $27.2 million or 36.3% of sales, for the same period last year. The 370 basis point increase in gross margin was primarily due to the decrease in shipments to the U.S. military in the fourth quarter of 2006 compared to the fourth quarter of 2005. Military boots are sold at lower gross margins than branded products.

Selling, general and administrative (SG&A) expenses were $25.2 million, or 35.7% of sales, for the fourth quarter of 2006 compared to $21.2 million, or 28.3% of sales, a year ago. The increase was primarily a result of higher payroll and healthcare costs, licensing fees, trade show expenses, distribution expenses and the Gates trademark impairment charge.
Income from operations was $3.0 million or 4.2% of net sales for the fourth quarter of 2006, down from $6.0 million or 8.0% of net sales in the prior year period.
2006 Year-End Results
Net sales for the year ended December 31, 2006 were $263.5 million compared to net sales of $296.0 million for the year ended December 31, 2005. The decrease in sales was primarily attributable to weaker than expected results in the outdoor footwear and apparel and women’s western footwear categories and a decline in footwear sales to the military, which were $1.1 million in 2006 compared to $27.7 million in 2005.
Gross profit was $109.3 million, or 41.5% of sales, compared to $111.2 million, or 37.6% of sales, for the same period last year. The 390 basis point increase was primarily due to the decrease in shipments to the U.S. military in 2006 compared to 2005. Military boots are sold at lower gross margins than branded products.
Selling, general and administrative (SG&A) expenses were $90.4 million, or 34.3% of sales, compared to $83.2 million, or 28.1% of sales, a year ago. The increase was primarily a result of higher payroll and healthcare costs, trade show expenses, marketing and advertising expenditures, professional fees and the Gates trademark impairment charge.
Income from operations was $18.9 million or 7.2% of net sales versus $28.1 million or 9.5% of net sales in the prior year.
Funded Debt and Interest Expense
The Company’s funded debt at December 31, 2006 was $110.5 million versus $105.4 million at December 31, 2005. Interest expense increased to $3.3 million for the fourth quarter of 2006 versus $2.7 million for the same period last year, and to $11.6 million for 2006 versus $9.3 million for 2005. These increases were primarily due to an increase in borrowings and higher interest rates versus a year ago.
Inventory
Inventory increased to $77.9 million at December 31, 2006 compared with $75.4 million on the same date a year ago.
Outlook
Based on current information, the Company expects fiscal 2007 revenues to increase approximately 5% over 2006 levels, and diluted earnings per share to increase approximately 35% over 2006 levels.
Mr. Brooks concluded, “We are disappointed in our performance this past year as revenues and profits came in below our original estimates. We have recently taken steps towards improving our operating platform including realigning our sales force and restructuring our commission program in order to better maximize the opportunities for our portfolio of brands. Additionally, we are exploring ways to reduce our fixed costs going forward. As we begin the new year we are committed to better executing our growth strategy and dedicated to returning increased value to our shareholders.”
About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Zumfoot® and Michelin®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future long-term prospects (paragraph 5), expected 2007 revenues and earnings (paragraph 16) and improvements in the Company’s operating platform (paragraph 17). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005 (filed March 16, 2006) and quarterly reports on Form 10-Q for the quarters ended March 31, 2006 (filed May 10, 2006), June 30, 2006 (filed August 9, 2006), and September 30, 2006 (filed November 8, 2006). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$3,731,253	$1,608,680
Trade receivables — net	65,259,580	61,746,865
Other receivables	1,159,444	2,455,885
Inventories	77,948,976	75,386,732
Deferred income taxes	3,902,775	133,783
Income tax receivable	3,632,808	1,346,820
Prepaid expenses	1,581,303	1,497,411

Total current assets	157,216,139	144,176,176
FIXED ASSETS — net	24,349,674	24,342,250
DEFERRED PENSION ASSET	13,564	2,117,352
IDENTIFIED INTANGIBLES & GOODWILL	61,979,659	62,284,465
OTHER ASSETS	2,796,776	3,214,131

TOTAL ASSETS	$246,355,812	$236,134,374

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$10,162,291	$12,721,214
Current maturities — long term debt	7,288,474	6,400,416
Accrued expenses:
Taxes — other	552,782	603,435
Other	3,643,503	5,173,442

Total current liabilities	21,647,050	24,898,507
LONG TERM DEBT — less current maturities	103,203,107	98,972,190
DEFERRED INCOME TAXES	17,009,025	12,567,208
DEFERRED LIABILITIES	368,580	603,347

TOTAL LIABILITIES	142,227,762	137,041,252
SHAREHOLDERS’ EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding December 31, 2006 - 5,417,198; December 31, 2005 - 5,351,023	53,238,841	52,030,013

Accumulated other comprehensive loss	(993,182)	—
Retained earnings	51,882,391	47,063,109

Total shareholders’ equity	104,128,050	99,093,122

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$246,355,812	$236,134,374

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

NET SALES	$70,553,986	$74,917,107	$263,491,380	$296,022,614

COST OF GOODS SOLD	42,342,039	47,692,569	154,173,994	184,793,488

GROSS MARGIN	28,211,947	27,224,538	109,317,386	111,229,126

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	25,219,557	21,198,035	90,386,072	83,164,758

INCOME FROM OPERATIONS	2,992,390	6,026,503	18,931,314	28,064,368

OTHER INCOME AND (EXPENSES):
Interest expense	(3,272,557)	(2,739,554)	(11,567,842)	(9,256,867)
Other — net	110,541	215,788	242,059	464,385

Total other — net	(3,162,016)	(2,523,766)	(11,325,783)	(8,792,482)

INCOME/(LOSS) BEFORE INCOME TAXES	(169,626)	3,502,737	7,605,531	19,271,886

INCOME TAX EXPENSE/(BENEFIT)	(91,751)	896,683	2,786,249	6,258,047

NET INCOME/(LOSS)	$(77,875)	$2,606,054	$4,819,282	$13,013,839

NET INCOME/(LOSS) PER SHARE
Basic	$(0.01)	$0.49	$0.89	$2.48
Diluted	$(0.01)	$0.46	$0.86	$2.33

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	5,410,597	5,326,438	5,392,390	5,257,530

Diluted	5,410,597	5,626,473	5,578,176	5,584,771